Exhibit 10.16

LOAN CONTRACT

NO. 0IC1048337871

With this private agreement, prepared in 3 originals with a single legal effect, between:

a) as the lender: the Bank INTESA SANPAOLO S.p.A. – hereinafter called “Bank” – the parent company of the INTESA SANPAOLO Banking Group enrolled in the Association of Banking Groups, with registered office in Turin, Piazza San Carlo, 156 and secondary office in Milan, Via Monte di Pietà, 8, Tax ID no. 00799960158 , VAT no. 10810700152, Member of the Interbank Deposit-Security Fund and the National Guarantee Fund, share capital (fully paid up) Euro 9,084,056,582.12 , registered at the Business Register – Turin Office under no. 00799960158 and the Bank Register under no. 5361, in the person of NICOLA BEMPENSANTE born in Milan on 19/07/1966 as Middle Manager domiciled for the purposes at the Milan Company Branch, Porta Vittoria, Piazza Emilia, 6 – Ag. 07324 as authorised by the by-laws in force,

b) as the borrower:

KALEYRA SPA with registered office in MILAN (MI), VIA TEODOSIO, 65 share capital (fully paid up) Euro 100,000.00 (Euro one hundred thousand/00), Tax ID and Business Register – Milan Office no. 12716960153, VAT no. 12716960153, in the person of DARIO LEOPOLDO OMERO CALOGERO, born on 07/06/1962, in Milan, as the legal representative and Chairman of the Company’s board of directors, domiciled for the purpose at the registered office, as authorised by deed of 26/06/2018 hereinafter called “Borrower”, this Loan contract is signed.

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The following “Summary Document” is a preamble to this document and forms an integral part of it.

SUMMARY DOCUMENT

No.1/2018 – 23/07/2018

ECONOMIC CONDITIONS

•	Duration: 36 months, beginning on the date the loan is disbursed.

•	Interest rate: variable, with the annual nominal rate set as the sum of:

1) a fixed amount equalling 1.80 % called the spread;

2) a variable amount equalling the three-month EURIBOR rate, base 360, (currently equalling -0.324 % per annum). The rate of the loan is currently equal to 1.476 % nominal annual.

If the algebraic sum of the Euribor parameter value and the spread determines a negative result, the rate is still fixed at zero since the borrower is in any event required to return the principal disbursed.

•	Frequency of instalments: QUARTERLY.

•	Interest payments: beginning from the disbursement date.

•	Repayment: from the disbursement date, the principal will be returned as per the schedule attached

Intesa Sanpaolo S.p.A. Registered Office: Piazza S. Carlo, 156 10121 Turin, Italy Secondary Office: Via Monte di Pietà, 8 20121 Milan, Italy Share Capital Euro 9,084,056,582.12 Turin Business Register no. and Tax ID 00799960158 VAT no. 10810700152 enrolled in the Bank Register under no. 5361 ABI Code 3069.2 Member of the Interbank Deposit-Security Fund and the National Guarantee Fund Parent company of the “Intesa Sanpaolo” banking group enrolled in the Association of Banking Groups

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•	Late-payment interest: annual nominal rate equalling the contract rate, currently equalling 1.476 (one point four seven six) annual increase of 2.00 percentage points.

•	Early repayment fee: 1.00 % on the principal repaid early.

•	APR (Annual Percentage Rate): as at today’s date 1.93 % per annum.

•	Expenses :

A) underwriting: Euro 10,500.00;

B) for possible transfers: Euro 51.00;

reimbursing expenses for sending communications required by law: Euro 0.70 per sending; . reimbursing expenses for sending communications required by law on line: Euro 0.00 per sending;

reimbursing expenses for sending notice about instalment maturity and/or receipt: Euro 2.25 per sending; reimbursing expenses for sending notice about instalment maturity and/or receipt on line: Euro 1.75 per sending;

issue of credit existence certificate: Euro 51.00 .

to review the procedure requested by the borrower: 0,50 % on the amount of the outstanding principal at the time of the request, with a minimum of Euro 100.00 (except for the cases that are exempt pursuant to Art. 120 quater of the TUB – Consolidated Bank Act). In any case, no expenses are due for communications exempted by law (currently Art. 127 bis, paragraph 1 of the TUB and Art. 8 bis of Law no. 40/2007).

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1. Amount, purposes

Bank herewith grants Borrower a loan of Euro 1,500,000.00 (ONE MILLION FIVE HUNDRED THOUSAND/00 EURO) (hereinafter “Loan”)

The aim of the Loan is for the: Acquisition of a foreign company.

2. Disbursement

The disbursement will be made in a single payment by crediting the loan amount to current account no. 1000/12514, in the name of the Borrower at the Milan Branch, Via Marconi ang. Piazza Diaz — ag. 08051 of the Bank, net of the amount corresponding to the expenses under Art. 10.

At the time of disbursement, the Borrower thus issues a comprehensive and final receipt of the amount disbursed by signing the disbursement statement.

3. Duration and methods of repayment

The duration of the loan is set at 36 months starting from the disbursement date.

The interest, at the variable rate under Art. 4 will be paid in 12 deferred QUARTERLY instalments, the first one of which will be due on 23/10/2018 and the last on 23/07/2021. Interest is payable from the date of payment.

The principal will be repaid in 12 QUARTERLY instalments with the due dates as the interest instalments. All of the above according to the repayment schedule attached to this deed under letter “A”.

The Borrower authorises the charging of the amounts of the individual instalments to the c/a under Art. 2, which it undertakes to keep open for the entire duration of the Loan and on which it undertakes to promptly make available the funds needed to pay the instalments, in accordance with the provisions of Art. 7 letter d).

Intesa Sanpaolo S.p.A. Registered Office: Piazza S. Carlo, 156 10121 Turin, Italy Secondary Office: Via Monte di Pietà, 8 20121 Milan, Italy Share Capital Euro 9,084,056,582.12 Turin Business Register no. and Tax ID 00799960158 VAT no. 10810700152 enrolled in the Bank Register under no. 5361 ABI Code 3069.2 Member of the Interbank Deposit-Security Fund and the National Guarantee Fund Parent company of the “Intesa Sanpaolo” banking group enrolled in the Association of Banking Groups

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4. Interest rate

The interest percentage rate is set for each QUARTER at ONE QUARTER of the sum of the following addenda:

I. -a fixed nominal portion equal to 1.80 percentage points called spread;

II. -a variable portion equal to the three-month interest rate (base 360) – called EURIBOR and applied to unsecured interbank loans in Euro, calculated daily as the simple average of the prices recorded on a sample of banks with high creditworthiness, selected periodically by the European Banking Federation (EBF), recorded by the EBF on the penultimate bank business day of the month preceding the starting date of each instalment (currently equal to -0.324 % per annum) . The rate above will be published on the “EURIBOR01” page of the Reuters telematic circuit (or in the future any page or service that may replace it) and normally published in the daily newspaper “Il Sole 24 ORE” the following day. If, for any reason, the European Banking Federation does not record this rate, it shall be determined based on the arithmetic mean, truncated to three decimal places, of the letter prices (with base 360) for three-month interbank loans in Euro, recorded on the same day indicated above by at least two of the following Banks: “Unicredit “ in Rome, “Deutsche Bank” in Frankfurt, “Societè Generale” in Paris, “Banco Bilbao Vizcaja Argentaria SA (BBVA)” in Madrid and “Intesa Sanpaolo S.p.A.” in Turin. It remains understood that a bank business day is a day when the TARGET (Trans-European Automated Real-Time Gross-Settlement Express Transfer) settlement system is open.

The rate of the loan is currently equal to 1.476% (one point four seven six) nominal annual.

The APR (Annual Percentage Rate) of this loan, calculated today, is 1.93 % per annum.

If the algebraic sum of the Euribor parameter value and the spread determines a negative result, the rate is still fixed at zero since the borrower is in any event required to return the principal disbursed.

The interest referred to in this article shall be calculated based on the actual number of days elapsed and with a fixed divider of 36,000 on an annual basis.

5. Late-payment interests

Any amount due at any level under this contract but not paid shall, from the due date and without the need for a formal notice of default, give rise to interest on arrears to be paid by the Borrower and in favour of the Bank. Periodic capitalisation of this interest is not permitted.

Late-payment interest will be calculated at the annual nominal rate equalling the contract rate under Art. 4 above, currently equalling 1.476 (one point four seven six) annual increase of 2.00 percentage points.

Late-payment interest shall be calculated based on the actual number of days elapsed and with a fixed divider of 36,500 on an annual basis.

6. Early repayment

Early repayment of the loan is permitted, in whole or in part, under the following conditions:

a) that the Borrower fulfils all of its contractual obligations at the time of early termination;

b) that the early repayment does not take place at the same time as the due date of an instalment. In instances of only partial early repayment, the related amount will be proportionally reduced from the instalments becoming payable, notwithstanding the original duration of the Loan.

Intesa Sanpaolo S.p.A. Registered Office: Piazza S. Carlo, 156 10121 Turin, Italy Secondary Office: Via Monte di Pietà, 8 20121 Milan, Italy Share Capital Euro 9,084,056,582.12 Turin Business Register no. and Tax ID 00799960158 VAT no. 10810700152 enrolled in the Bank Register under no. 5361 ABI Code 3069.2 Member of the Interbank Deposit-Security Fund and the National Guarantee Fund Parent company of the “Intesa Sanpaolo” banking group enrolled in the Association of Banking Groups

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In the event of full or partial prepayment of the loan or application of the acceleration clause, contract termination, withdrawal, the Bank will only be entitled to a percentage fee on the principal returned in advance of 1.00%; the Borrower will not be charged any other amount.

7. Various obligations of the Borrower

The Borrower is obliged, from the time of accepting this document and until all the obligations assumed with this contract are definitively fulfilled, to:

a) send the Bank the annual financial statements together with the reports of the Board of Directors (and of the Board of Statutory Auditors, if any) within thirty days from their approval by the Shareholders’ Meeting, as well as the agenda of the ordinary Shareholders’ Meetings and extraordinary Shareholders’ Meetings, if any, as soon as called, with the obligation to also send the relative minutes within thirty days of the Shareholders’ Meeting;

b) immediately provide the Bank, should the latter make a request, with the declarations, documentation and any other information or data on its financial, economic and equity conditions in accordance with the instructions given by the Bank’s Supervisory Board;

c) immediately inform the Bank of any change or event of a technical, administrative, legal or contentious nature, even if well-known, that could substantially change the financial, economic or equity situation negatively or could in any case compromise the operational capacity; such events include, by way of non-exhaustive example: the establishment of executive actions, the occurrence of circumstances that could give rise to the withdrawal of one or more shareholders, the receipt of the withdrawal notice by one or more shareholders, the resolution to allocate one or more assets to one or more specific transactions pursuant to Art. 2447 bis of the Civil Code;

d) maintain the current account pursuant to Art. 2 and promptly arrange the necessary funds to pay the instalments;

e) not to leave, suspend or execute, in a manner that does not comply with the forecasts delivered to the Bank, the financed programme and not to use, in full or in part, the lent sums received for purposes other than those contractually established.

f) ensure that, until all the credit claims of the Bank in relation to this Loan are completely settled, the financial parameters indicated in annex “B” are respected. The Bank reserves the right to terminate the contract pursuant to Art. 1456 of the Civil Code, if only one of the financial parameters indicated above is not respected, unless the Borrower demonstrates, by means of suitable supporting documents, that it has already remedied the default.

The Borrower is obliged to:

1)

make sure that those shareholders that currently hold direct or indirect control of the company do not transfer to third parties their shareholding that ensures such control, until all the amounts due under this loan have been repaid in advance and in full, in accordance with a specific declaration issued by the shareholders themselves.

2)

ensure that the Bank’s claims in relation to this loan are treated equally to the claims of any of its other unsecured creditors and, if collateral is granted in favour of other creditors, to provide the Bank with collateral equivalent to that provided in favour of these creditors within and no later than 30 days from the date on which such collateral is provided (pari passu)

8. Non-extendibility of the Borrower’s obligations

The Borrower’s obligations to pay on the fixed dates all the sums due to repay the principal, pay the interest or another amount and, more generally, fulfil the obligations under this contract may not be suspended or postponed even in the event of a dispute, including of a judicial nature, that is raised by the Borrower, a guarantor or third parties.

Intesa Sanpaolo S.p.A. Registered Office: Piazza S. Carlo, 156 10121 Turin, Italy Secondary Office: Via Monte di Pietà, 8 20121 Milan, Italy Share Capital Euro 9,084,056,582.12 Turin Business Register no. and Tax ID 00799960158 VAT no. 10810700152 enrolled in the Bank Register under no. 5361 ABI Code 3069.2 Member of the Interbank Deposit-Security Fund and the National Guarantee Fund Parent company of the “Intesa Sanpaolo” banking group enrolled in the Association of Banking Groups

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9. Application of the acceleration clause, contract termination and withdrawal

A. It is expressly agreed that the occurrence of any of the hypotheses provided for by Art. 1186 of the Italian Civil Code, shall constitute a cause for applying the acceleration clause to the Borrower, without the need for a judicial decision. The request for admission to bankruptcy procedures or to procedures having similar effects, including those of an extra-judicial nature, or in any case involving the settlement of debts and obligations in general in a manner different from the normal ones, including the transfer of assets to creditors, shall also constitute a reason to apply the acceleration clause to the Borrower.

B. It is expressly agreed that the contract is terminated pursuant to Art. 1456 of the Italian Civil Code, in the event of failure to pay all the amounts due to the Bank with the methods and within the time limits set forth in Articles 3 and 6, and in the event of breach of just one of the obligations pursuant to Art. 7, letters a), b), c), e), express termination may be declared even if situations, data or historical accounts, submitted to obtain the loan or during the course of it, prove to be untrue.

The Bank shall have the right to terminate the contract pursuant to Art. 1456 of the Italian Civil Code, in the event the obligations pursuant to Art. 7 letter f) were not fulfilled by you and, as a consequence, the financial parameters included in Annex “B” are not respected unless you are able to prove, by appropriate evidence, to have already remedied the breach by the final date for the approval of the financial statements for the related financial year.

C. The Bank’s right to withdraw from the loan contract is expressly agreed, pursuant to Art. 1373 of the Civil Code, upon the occurrence, in addition to any cause for the dissolution of the company, of any one of the following events concerning the Borrower:

a) calling a shareholders’ meeting to resolve on the liquidation;

b) merger, demerger, transfer or contribution of a business or business line not previously authorised in writing by the Bank;

c) existence of formalities, even if communicated pursuant to Art. 7, that, at the unquestionable judgement of the Bank, could be prejudicial to the legal, equity, economic and financial situation of the Borrower, such as, by way of non-exhaustive example, the issue of injunctions, orders for seizure of corporate assets, the establishment of assets intended for a specific business pursuant to Art. 2447 bis of the Civil Code, etc.;

d) breach of obligations of a credit, financial or guarantee nature towards any subject;

e) application of the acceleration clause, termination or withdrawal for reasons attributable to the Borrower with respect to any third party lender and in relation to any contract entered into;

f) failure to comply with the obligations under Art. 7 letter d) (maintaining the current account and the related funds).

The application of the acceleration clause, the contract termination or the Bank’s withdrawal from the contract shall be communicated by registered letter with return receipt and shall take effect when the Borrower has received the relative communication, or when it is returned to the sender for complete storage.

In the event of apply the acceleration clause, termination or withdrawal as provided for in this article, the Borrower shall repay all the amounts due to the Bank under this contract, including any interest on arrears, to the extent provided for in Art. 5 above, within 10 (ten) bank business days from receiving the Bank’s request.

Intesa Sanpaolo S.p.A. Registered Office: Piazza S. Carlo, 156 10121 Turin, Italy Secondary Office: Via Monte di Pietà, 8 20121 Milan, Italy Share Capital Euro 9,084,056,582.12 Turin Business Register no. and Tax ID 00799960158 VAT no. 10810700152 enrolled in the Bank Register under no. 5361 ABI Code 3069.2 Member of the Interbank Deposit-Security Fund and the National Guarantee Fund Parent company of the “Intesa Sanpaolo” banking group enrolled in the Association of Banking Groups

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10. Expenses

For the entire duration of the loan, the following expenses are on the Borrower’s account:

A) underwriting: Euro 10,500.00;

B) for possible transfer: Euro 51.00;

reimbursing expenses for sending communications required by law: Euro 0.70 per sending;

reimbursing expenses for sending communications required by law on line: Euro 0.00 per sending;

reimbursing expenses for sending notice about instalment maturity and/or receipt: Euro 2.25 per sending;

reimbursing expenses for sending notice about instalment maturity and/or receipt: Euro 1.75 per sending; issue of credit existence certificate: Euro 51.00;

to review the procedure requested by the borrower: 0.50 % on the amount of the outstanding principal at the time of the request, with a minimum of Euro 100.00 (except for the cases that are exempt pursuant to Art. 120 quater of the TUB – Consolidated Bank Act).

For online reporting, it is necessary to subscribe to the Bank’s remote services and use the relevant access credentials; remote services are provided as part of the contracts called “Internet, mobile and telephone services for companies and institutions” or “Inbiz”.

For more information on remote services, read the dedicated fact sheet.

In any case, no expenses are due for communications exempted by law (currently Art. 127 bis, paragraph 1 of the TUB and Art. 8 bis of Law no. 40/2007).

For online reporting, it is necessary to subscribe to the Bank’s remote services and use the relevant access credentials; remote services are provided as part of the contracts called “Internet, mobile and telephone services for companies and institutions” or “Inbiz”.

For more information on remote services, read the dedicated fact sheet.

The Bank has the right to change, in a manner that is unfavourable to the Borrower, only the expenses stated under letter B) above; these changes will be applied in compliance with the provisions of Art. 118 of Legislative Decree no. 385/1993 (TUB) and subsequent amendments and integrations. If the right above is exercised, you have the right to withdraw from the relationship subject to change, without charge, by the date set for the application of the changes and to obtain, at the time of liquidating such relationship, the application of the conditions previously applied.

11. Superseding bond

The obligations assumed by the Borrower are understood to be under a joint and indivisible bond also for any successors and assignees at any level.

12. Proof of credit

The bank statements, the registrations and, in general, any accounting records prove the credit for principal, interest and anything else due under this contract.

13. Governing Law and Jurisdiction

This Contract is subject to Italian law. For any and all disputes, judgements and procedures that may arise under this contract, the Court established by the Code of Civil Procedure will have jurisdiction (Articles 18 et seq.).

14. Complaints and out-of-court dispute resolution procedures.

The Borrower may submit a complaint to the Bank in the manner indicated in the Fact sheet, available at the Branches and on the Bank’s website.

Intesa Sanpaolo S.p.A. Registered Office: Piazza S. Carlo, 156 10121 Turin, Italy Secondary Office: Via Monte di Pietà, 8 20121 Milan, Italy Share Capital Euro 9,084,056,582.12 Turin Business Register no. and Tax ID 00799960158 VAT no. 10810700152 enrolled in the Bank Register under no. 5361 ABI Code 3069.2 Member of the Interbank Deposit-Security Fund and the National Guarantee Fund Parent company of the “Intesa Sanpaolo” banking group enrolled in the Association of Banking Groups

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If the Borrower is not satisfied with the reply received or has not received a reply within 30 days, before appealing to the judge, may contact the Financial Banking Arbitrator (ABF); to find out how to contact the Arbitrator and the scope of its competence, visit the website www.arbitrobancariofinanziario.it, ask at the Branches of the Bank of Italy or ask the Bank.

For the purposes of the out-of-court settlement of disputes that may arise from this contract, the Borrower and the Bank, in the event of the mediation process being carried out within the terms set by the applicable law, may resort to:

•

the Banking and Financial Conciliator – Association for the settlement of banking, financial and corporate disputes – ADR; the Regulations of the Banking and Financial Conciliator may be viewed on the website www.conciliatorebancario.it or requested from the Bank;

•	or another body registered in the appropriate register kept by the Ministry of Justice and specialised in banking and financial matters.

15. Allocation of payments

Unless otherwise determined by Bank, any payment made by Borrower or the guarantor shall first be allocated to the repayment of fees and charges, then to the payment of ancillary charges and interest, and finally to the principal.

16. Address for service

The Bank elects its domicile at its registered office in Turin, Piazza San Carlo, 156 and for the Borrower at the office declared in this deed and, in default, at the Secretariat of the Municipality of its office pursuant to Art. 143 of the Code of Civil Procedure.

17. Taxation

The Borrower is responsible for any charges for taxes, levies, fees and withholding taxes that may be applied in relation to this contract and the payments to be made under it, it being also understood that the Bank shall receive amounts, net of any charges, equal to those required.

Any legal restriction or prohibition that prevents the Borrower from bearing such charges shall oblige it, where requested in writing, to repay the principal amount, plus interest and any other sums due under this loan contract, within the period specified in the relevant communication.

18. Information on subrogation in loan contracts

In case the Borrower, if a natural person or small business (as defined by Art. 1, paragraph 1, letter t of Leg. Decree no. 11/2010), obtains a new loan from another bank or financial intermediary to repay this loan, according to the provisions of Art. 120 quater of the T.U.B., the Borrower shall not have to bear any costs (such as, by way of example: commissions, expenses, charges or penalties), even indirectly.

The law requires that the new contract entered into retains the collateral and personal guarantees of the previous one.

Read, confirmed and signed on each page, including annexes in Milan.

/s/ Intesa Sanpaolo S.p.A.
INTESA SANPAOLO S.p.A. PORTA VITTORIA BRANCH MI

Intesa Sanpaolo S.p.A. Registered Office: Piazza S. Carlo, 156 10121 Turin, Italy Secondary Office: Via Monte di Pietà, 8 20121 Milan, Italy Share Capital Euro 9,084,056,582.12 Turin Business Register no. and Tax ID 00799960158 VAT no. 10810700152 enrolled in the Bank Register under no. 5361 ABI Code 3069.2 Member of the Interbank Deposit-Security Fund and the National Guarantee Fund Parent company of the “Intesa Sanpaolo” banking group enrolled in the Association of Banking Groups

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(Borrower)

Pursuant to Art. 1341 of the Civil Code and – as far as necessary – Art. 118 of Leg. Decree no. 385/1993, the approval of the following articles is also hereby declared:

7) Various obligations.

8) Non-extendibility of the Borrower’s obligations.

9) Application of the acceleration clause, contract termination, withdrawal and capitalisation of interest following the termination due to breach.

10) Expenses.

12) Proof of credit.

Finally the Borrower expressly approves – pursuant to Decree no. 343 of the Interministerial Committee for Credit and Savings of 3/08/2016, issued to implement Art. 17-bis of law no. 49/2016 converting “banking decree” no. 18/2016, and published on Official Gazzette no. 212 of 10/09/2016 and, as far as necessary, also pursuant to Art. 1341 of the Civil Code, the content of this article – Art. 5 (interest on arrears and the method used to calculate them).

MILAN 23/07/2018
(Borrower)

Finally, the Borrower declares that it has received a copy of this contract, including its annexes, consisting of 7 pages joined together by a holographic band.

MILAN 23/07/2018
(Borrower)

Intesa Sanpaolo S.p.A. Registered Office: Piazza S. Carlo, 156 10121 Turin, Italy Secondary Office: Via Monte di Pietà, 8 20121 Milan, Italy Share Capital Euro 9,084,056,582.12 Turin Business Register no. and Tax ID 00799960158 VAT no. 10810700152 enrolled in the Bank Register under no. 5361 ABI Code 3069.2 Member of the Interbank Deposit-Security Fund and the National Guarantee Fund Parent company of the “Intesa Sanpaolo” banking group enrolled in the Association of Banking Groups

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